Exhibit 10.4

Spousal Consent Letter

To: Jiangsu Manyun Logistics Information Co., Ltd.

I am [Name of Covenantor]    (ID No.:______________, the spouse of [Name of Shareholder], a shareholder of Shanghai Xiwei Information Consulting Co., Ltd. (the “Shanghai Xiwei”). [Name of Shareholder] currently holds _____% of equity in Shanghai Xiwei. Shanghai Xiwei and your company signed the Exclusive Service Agreement on September 10, 2014. Shanghai Xiwei, shareholders of Shanghai Xiwei, and your company signed the Exclusive Option Agreement on February 9, 2021, signed the Power of Attorney on February 9, 2021, and signed the Equity Interest Pledge Agreement on February 9, 2021 (collectively referred to as the “Control Agreements”). [Name of Shareholder] issued the Power of Attorney on February 9, 2021 (the “Power of Attorney”), in order to protect the benefits of your company in the control agreements, I hereby irrevocably make the following undertakings to your company:

1. I fully understand and agree to the above control agreements and the Power of Attorney signed by [Name of Shareholder]. Such control agreements and the Power of Attorney are solely owned by [Name of Shareholder], who shall assume the relevant rights and obligations, and I do not enjoy nor assume any rights and obligations that stipulated or agreed;

2. I confirm that the equity of Shanghai Xiwei held by [Name of Shareholder] and all the rights and interests attached to it are not the common property of myself and my spouse [Name of Shareholder];

3. I will not and shall not participate in the operation, management, liquidation, dissolution and other business of Shanghai Xiwei in the future, and will not claim any rights and interests related to the equity and assets of Shanghai Xiwei; my spouse [Name of Shareholder] can independently make any decision related to Shanghai Xiwei, and its effect will not be limited or affected by my decision, even if I and my spouse [Name of Shareholder] are divorced;

4. In order to protect Shanghai Xiwei’s equity under the structural contract and achieve the purpose involved, if I need to sign the relevant documents or perform the relevant procedures with regard to the held equity of Shanghai Xiwei or the fulfillment of the control agreements, I hereby authorize my spouse [Name of Shareholder] from time to time to sign all necessary documents or perform all necessary procedures for me and on my behalf, and I hereby confirm and agree all the relevant documents signed or procedures performed by my spouse [Name of Shareholder];

5. My confirmation, consent, undertakings and authorization in this letter will not be revoked, damaged, invalidated or otherwise adversely affected by Shanghai Xiwei’s registered capital increase, decrease, bankruptcy, reorganization, merger, division, shareholder change or other similar events, and will not be revoked, damaged, invalidated or otherwise adversely affected by my loss of capacity for civil conduct, demise, qualification loss of spouse, divorce or other similar events.

I signed this Spousal Consent Letter on February 9, 2021, and this Spousal Consent Letter, after signed by me, will take effect on the date when the control agreements come into force.

(Signature page to Spousal Consent Letter)

By:
Name:	[Name of Covenantor]

Schedule of Material Differences

One or more spouse consent letters using this form were executed. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No	Name of Variable Interest Entity	Name of Shareholder	Name of Covenantor	% of Shareholder’s Equity Interest in the VIE
1	Shanghai Xiwei	Hui Zhang	Li Hou	60%
2	Shanghai Xiwei	Guizhen Ma	Erxia Xu	40%